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                                                                   EXHIBIT 3.1



AMENDMENT OF BY-LAWS
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     Article II, Section 10 of the Company's By-Laws was amended in its entirety effective January 20, 2000, as follows:

               SECTION 10. Business at Meetings of Stockholders.

(a) General. The business to be conducted at any meeting of stockholders of the corporation shall be limited to such business and nominations as shall comply with the procedures set forth in this Article and Article VII of these By-laws.

(b) Notification of Stockholder Business. At any special meeting of stockholders only such business shall be conducted as shall have been brought before the meeting pursuant to the corporation's notice of special meeting. At an annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, including matters included pursuant to Rule 14a-8 of the Securities and Exchange Commission, (ii) otherwise (a) properly requested to be brought before the meeting by a stockholder of record entitled to vote in the elections of directors generally, and (b) constitute a proper subject to be brought before the meeting. In addition to any other applicable requirements, for business (other than the election of directors) to be otherwise properly brought before an annual meeting by a stockholder, the business must be a proper matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be addressed to and received at the principal executive offices of the Corporation, not more than 150 days and not less than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurs. A stockholder's notice to the Secretary shall set forth as to each matter (other than the election of directors) the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business and of each beneficial owner on behalf of which the stockholder is acting,
     (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder and by any such beneficial owner,
     (iv) a representation that the stockholder is a holder of record of capital stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such business, (v) any material interest of the stockholder and of any such beneficial owner in such business; and (vi) whether the proponent
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     intends or is part of a group which intends to solicit proxies from other stockholders in support of such proposal.

               Notwithstanding anything in these By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 10 of Article II, provided, however, that nothing in this Section 10 of Article II shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting.

               The Chairman of an annual or special meeting shall have the power and duty to determine and shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 10 of Article II, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.